Exhibit 23.3

Independent Registered Public Accounting Firm’s Consent

We consent to the use in this Registration Statement on Form S-4 of our report dated July 16, 2024, except for Note 15, Subsequent Events, as to which the date is August 1, 2024 relating to the financial statements of DiamiR Biosciences Corp. appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum LLP

New York, NY

May 8, 2026